Exhibit 99.1

RCMW – Audit Update

Cheyenne, WY, October 28, 2021 (RCMW:OTCBB) – RCMW Group Inc. (“RCMW” or “the Company”) announces that management is working diligently to complete the Company’s 2021 PCAOB audit.

The delay in reporting the Company’s year-end financials is principally due to the additional scope of work required, as a result of the company conducting four acquisitions in 2020. “It has been a long-complicated process as a result of their subsequent mergers, integration and the levels of revenue generated” stated Michael Shenher CEO. On April 28, 2021, as disclosed in the Company’s Current Report on Form 8-K, the Company changed auditors from Canadian-based MNP to U.S.-based RBSM LLP.

The Company’s auditors are taking the necessary steps to complete their audit and assess valuation methodologies. The Company is currently providing the relevant information requested by the auditor and will work with the auditors to complete the audit, and subsequent quarterly reports.

Once everything is in place, and new audit firm is familiar with our business model, we see no reason why future reporting should not be submitted on time, says Wally Schredl, the Company’s CFO. Mr. Schredl goes on to say, “we cannot guarantee the date when the audit will be completed. We are building a good relationship with our new auditor and we believe our financials should be updated with the SEC by the end of the year.”

About RCMW Group, Inc.

RCMW Group, Inc. is vertically integrated, publicly traded company with an initial focus on consumer product goods. The Company operates a portfolio of subsidiary companies. Focusing on a variety of assets, products, and ancillary offerings in consumer product related industries. RCMW’s fluid business model is positioned to capitalize on, and quickly adapt to, changing market conditions. The Company is continually seeking opportunities and strategic acquisitions that support its business model and maintain alignment with the dynamic industry environment. The Company currently has operations in the U.S., Canada, Europe and Asia.

Forward Looking Information

The information contained herein contains “forward-looking statements” within the meaning of applicable securities legislation. Forward-looking statements relate to information that is based on assumptions of management, forecasts of future results, and estimates of amounts not yet determinable. Any statements that express predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements.” Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual events or results to differ from those reflected in the forward-looking statements. Investors are cautioned against attributing undue certainty to forward-looking statements. These forward-looking statements are made as of the date hereof, and the Company does not assume any obligation to update or revise them to reflect new events or circumstances. Actual events or results could differ materially from the Company’s expectations or projections.

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For more information, please contact:

Inquiries and Investor Relations

1-844-897-3387

ir@rcmwgroup.com